As filed with the Securities and Exchange Commission on March 6, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RAPTOR PHARMACEUTICAL CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	86-0883978
(State of Incorporation)	(I.R.S. Employer Identification No.)

7 Hamilton Landing, Suite 100
Novato, CA 94949
(Address of Principal Executive Offices including Zip Code)

RAPTOR PHARMACEUTICAL CORP. 2014 EMPLOYMENT COMMENCEMENT STOCK INCENTIVE PLAN
(Full Title of the Plan)

Julie Anne Smith
President and Chief Executive Officer
Raptor Pharmaceutical Corp.
7 Hamilton Landing, Suite 100
Novato, California 94949
(415) 408-6200
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:

Charles K. Ruck, Esq.
Kathleen M. Wells, Esq.
Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered (1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.001 par value per share	2,400,000	$9.20	$22,080,000	$2,565.70

(1)	Each share of the Registrant’s common stock being registered hereunder, if issued prior to the occurrence of certain events as set forth in the Rights Agreement (as defined herein), will include a preferred share purchase right. Prior to the occurrence of certain events, such preferred share purchase rights will not be exercisable or evidenced separately from the common stock.

(2)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Raptor Pharmaceutical Corp. 2014 Employment Commencement Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s common stock.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act for the shares registered hereunder (based on the average of the high ($9.78) and low ($8.62) prices for the Registrant’s common stock reported by The NASDAQ Global Market on February 27, 2015).

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plan are exercised and/or vest.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The information incorporated by reference herein is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Commission on March 2, 2015;

(b)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 7, 2015 and February 13, 2015;

(c)
The description of the Registrant’s common stock contained in the Registration Statement on Form 10-SB filed with the Commission on March 17, 1999 (File No. 000-25571), as amended by the Registration Statement on Form 10-SB/A filed on August 19, 1999 (File No. 000-25571), which description has been updated by the Joint Proxy Statement on Form S-4 filed with the Commission on August 19, 2009 (File No. 333-161424), including any other amendment or report filed for the purpose of updating such description; and

(d)
The description of the Registrant’s Rights Agreement, dated as of May 13, 2005 (the “Rights Agreement”), between the Registrant and American Stock Transfer and Trust Company, LLC, a New York limited liability trust company, as successor to The Nevada Agency and Trust Company, as amended on June 12, 2006, October 3, 2006, July 27, 2009 and August 6, 2010, preferred share purchase rights and Series A Participating Preferred Stock contained in the Registration Statement on Form 8-A filed with the Commission on May 16, 2005 (File No. 000-25571), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which description has been updated by the Amendment to Registration Statement on Form 8-A filed with the Commission on May 9, 2014 (File No. 000-25571), including any other amendment or report filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  The Registrant’s certificate of incorporation, as amended, includes a provision to the foregoing effect.

The Registrant’s bylaws, as amended, provide that the Registrant shall, to the fullest extent authorized by the DGCL, indemnify the Registrant’s directors and executive officers; provided; however, that the Registrant may limit the extent of such indemnification by individual contracts with the Registrant’s directors and executive officers; and, provided, further, that the Registrant shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors, (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to its powers under the DGCL or (iv) such indemnification is otherwise required under the Registrant’s bylaws.

Pursuant to the terms of the merger agreement between the Registrant, a merger subsidiary and the Registrant’s former wholly-owned subsidiary, Raptor Pharmaceuticals Corp. (“RPC”), for six years from the closing of the merger which occurred on September 29, 2009, the Registrant is liable to advance expenses to and indemnify each of the Registrant’s former directors and officers against costs and damages incurred as a result of such person serving in such capacity to the fullest extent permitted under the DGCL. Pursuant to the terms of such merger agreement, RPC was required to purchase an insurance policy with an effective date as of the closing of such merger, which maintains in effect for six years from such closing, the directors’ and officers’ liability insurance policies maintained by the Registrant immediately prior to the merger (provided that the Registrant may substitute therefor policies of at least $5,000,000 of coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to such closing provided that RPC was not obligated to expend more than $65,000 for such insurance.

Moreover, pursuant to the terms of such merger agreement, the Registrant may not modify or repeal for a period of six years’ time from September 29, 2009, provisions in the Registrant’s certificate of incorporation, as amended, or bylaws, as amended, with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time of the merger, were the Registrant’s officers or directors. Finally, pursuant to the terms of such merger agreement, in the event RPC or the Registrant or any of their respective successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any entity or person, then, and in each such case, proper provision must be made so that the successors and assigns, as the case may be, shall succeed to the obligations set forth in such merger agreement with respect to the indemnification of officers and directors as described herein.

The Registrant has entered into agreements to indemnify its directors and executive officers. These indemnity agreements require the Registrant to hold harmless and indemnify each of its directors and executive officers (i) to the fullest extent authorized or permitted by the provisions of its bylaws and the DGCL, as the same may be amended from time to time (but only to the extent that such amendment permits us to provide broader indemnification rights than the Registrant’s bylaws or the DGCL permitted prior to adoption of such amendment), and (ii) subject to certain exclusions, against expenses that such director or executive officer becomes legally obligated to pay because of any claim or claims made against or by such director or executive officer in connection with threatened, pending or completed actions, suits or proceedings, to which such director or executive officer is, was or at any time becomes a party or a participant, or is threatened to be made a party, by reason of the fact that such director or executive officer is, was or at any time becomes a director, officer, employee or other agent of the Registrant, or is or was serving or at any time serves at the Registrant’s request as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, including any of the Registrant’s subsidiaries. These indemnity agreements also establish the processes and procedures for indemnification claims, advancement of expenses and costs and other determinations with respect to indemnification. The contractual rights to indemnification provided by these indemnity agreements are subject to the limitations and conditions specified in such agreements.

The Registrant’s bylaws, as amended, also permit the Registrant to maintain insurance to protect it and any director, officer, employee or agent against any liability with respect to which the Registrant would have the power to indemnify such persons under the DGCL. The Registrant maintains an insurance policy insuring its directors and officers against certain liabilities.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the Exhibit Index attached hereto.

Item 9.	Undertakings.

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that: paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers,” or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on this 6th day of March, 2015.

Raptor Pharmaceutical Corp.

By:	/s/ Julie Anne Smith
Julie Anne Smith
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below does hereby constitute and appoint Julie Anne Smith and Michael P. Smith, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
President, Chief Executive Officer and
Director
/s/ Julie Anne Smith	(Principal Executive Officer)	March 6, 2015
Julie Anne Smith

Chief Financial Officer
(Principal Financial and Principal
/s/ Michael P. Smith	Accounting Officer)	March 6, 2015
Michael P. Smith

/s/ Llew Keltner	Chairman and Director	March 6, 2015
Llew Keltner, M.D., Ph.D.

/s/ Raymond W. Anderson	Director	March 6, 2015
Raymond W. Anderson

/s/ Suzanne L. Bruhn	Director	March 6, 2015
Suzanne L. Bruhn, Ph.D.

	Director	March 6, 2015
Richard L. Franklin, M.D., Ph.D.

/s/ Georges Gemayel	Director	March 6, 2015
Georges Gemayel, Ph.D.

/s/ Gregg Lapointe	Director	March 6, 2015
Gregg Lapointe

/s/ Erich Sager	Director	March 6, 2015
Erich Sager

/s/ Christopher M. Starr	Director	March 6, 2015
Christopher M. Starr, Ph.D.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Specimen common stock certificate of the Registrant (incorporated by reference to Exhibit 4.7 to the Registrant’s Current Report on Form 8-K/A filed with the Commission on October 7, 2009).

4.2(a)
Rights Agreement, dated as of May 13, 2005, between Registrant and The Nevada Agency and Trust Company, as Rights Agent (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 16, 2005).

4.2(b)
Amendment to Rights Agreement, dated as of June 7, 2006, between Registrant and The Nevada Agency and Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 12, 2006).

4.2(c)
Amendment to Rights Agreement, dated as of October 3, 2006, between Registrant and The Nevada Agency and Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.19 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 29, 2007).

4.2(d)
Rights Agreement Amendment, dated as of July 27, 2009, to the Rights Agreement dated May 13, 2005 between Registrant and American Stock Transfer and Trust Company (replacing The Nevada Agency and Trust Company) (incorporated by reference to Exhibit 2.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 28, 2009).

4.2(e)
Amendment to Rights Agreement, dated August 6, 2010, by and between Registrant and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on August 10, 2010).

10.1
Raptor Pharmaceutical Corp. 2014 Employment Commencement Stock Incentive Plan (incorporated by reference to Exhibit 10.45 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 2, 2015).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP, independent registered public accounting firm.

23.3	Consent of Burr Pilger Mayer, Inc., former independent registered public accounting firm.

24.1	Power of attorney (included in the signature page to this Registration Statement).